SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [ x ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement
[   ]  Confidential, for  Use  of the  Commission  Only  (as  permitted  by Rule
       14a-6(e)(2))
[ x ]  Definitive  Proxy  Statement
[   ]  Definitive  Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               CONMED CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]   No fee required.

[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

               1) Title of each class of securities to which transaction applies:

               2)   Aggregate number of securities to which transaction applies:

               3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               4)   Proposed maximum aggregate value of transaction:

               5)   Total fee paid:

[   ]          Fee paid previously with preliminary materials.

[   ]          Check  box if any  part of the fee is  offset  as  provided  by
               Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)            Amount Previously Paid:
               2)            Form, Schedule or Registration Statement No.:
               3)            Filing Party:
               4)            Date Filed:

                               CONMED CORPORATION

                                310 Broad Street
                              Utica, New York 13501

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

               NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CONMED Corporation (the "Company") will be held at the Holiday Inn, 1777 Burrstone Road, New Hartford, New York on Tuesday, May 19, 1998, at 3:30 P.M. (New York time), for the following purposes:

         (1) To elect six Directors to serve on the Company's Board of Directors;

         (2)      To appoint  independent  accountants for the Company for 1998;
                  and

         (3) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

               The shareholders of record at the close of business on March 31, 1998 are entitled to notice of and to vote at this Annual Meeting or any adjournment thereof.

               Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

                                             By Order of the Board of Directors,

                                             Thomas M. Acey

                                             Secretary

April 17, 1998

                               CONMED CORPORATION

                                310 Broad Street
                              Utica, New York 13501

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                  May 19, 1998

               The enclosed proxy is solicited by and on behalf of the Board of Directors of CONMED Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held Tuesday, May 19, 1998, at 3:30 P.M. (New York time), at the Holiday Inn, 1777 Burrstone Road, New Hartford, New York, and any adjournment thereof. The matters to be considered and acted upon at such meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement, the related form of proxy and the Company's annual report to shareholders are being mailed on or about April 17, 1998 to all shareholders of record on March 31, 1998. Shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

               The persons  named as proxies are Eugene R.  Corasanti and Robert
E. Remmell, each of whom is presently a director and an officer of the Company. The cost of preparing, assembling and mailing the proxy, this proxy statement and other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.

               Votes at the 1998 Annual Meeting will be tabulated by a representative of Registrar and Transfer Services, who have been appointed by the Company's Board of Directors to serve as inspector of election.

                                  VOTING RIGHTS

               The holders of record of the 15,075,688 shares of Common Stock outstanding on March 31, 1998 will be entitled to one vote for each share held on all matters coming before the meeting. The holders of record of a majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the meeting. Under the rules of the Securities and Exchange Commission (the "SEC"), boxes and a designated blank space are provided on the proxy card for shareholders if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with New York State law, such abstentions are not counted in determining the votes cast at the meeting.

               Under the rules of the New York Stock Exchange, Inc., which effectively govern the voting by any brokerage firm holding shares registered in its name or in the name of its nominee on behalf of a beneficial owner, Proposals 1 and 2 are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days prior to the Annual Meeting (shares held by such clients, "broker non-votes"). Such broker non-votes will be treated in the same manner as votes present.

                                  ANNUAL REPORT

               The annual report for the fiscal year ended December 31, 1997, including financial statements, is being furnished herewith to shareholders of record on March 31, 1998. The annual report does not constitute a part of the proxy soliciting material and is not deemed "filed" with the SEC.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

               The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 31, 1998, by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and nominee director, by each of the Named Executive Officers (as defined below) and by all directors and executive officers as a group.

                                                             Amount and Nature
                                                               of Beneficial        Percent
Name of Beneficial Owner*                                        Ownership         of Class
-------------------------                                       -----------        --------
William W. Abraham(1)                                             139,901              (2)
Thomas M. Acey(3)                                                  35,640              (2)
Harry Cone(4)                                                     234,000             1.58%
Eugene R. Corasanti(5)                                            535,252             3.68%
Joseph J. Corasanti(6)                                             62,975              (2)
Bruce F. Daniels(7)                                                 9,375              (2)
Joseph B. Gross(8)                                                 15,700              (2)
William D. Matthews                                                10,000              (2)
Jeffrey H. Palmer(8)                                               32,885              (2)
Luke A. Pomilio(9)                                                  8,000              (2)
Robert E. Remmell(10)                                               3,450              (2)
Stuart J. Schwartz                                                    850              (2)
Robert D. Shallish, Jr.(11)                                        57,625              (2)
John J. Stotts(8)                                                  25,700              (2)
Frank R. Williams(12)                                              68,650              (2)
Directors and executive officers as a group
   (14 persons)(1)(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)(13)         1,239,153            8.96%
Bristol-Myers Squibb Company(14)
  345 Park Avenue
  New York, NY 10154                                            1,000,000            7.10%

                                        Amount and Nature
                                          of Beneficial               Percent
Name of Beneficial Owner*                   Ownership                of Class
-------------------------                   ---------                --------
Fenimore Asset Management, Inc.(15)
Thomas O. Putnam
  118 North Grand Street
  P.O. Box 310
  Cobleskill, New York 12043                  1,139,992                8.18%

Mellon Bank Corporation(16)
Boston Group Holdings, Inc.
The Boston Company, Inc.
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258              1,080,874                7.72%

-----------------------
* Unless otherwise set forth above, the address of each of the above listed shareholders is c/o CONMED Corporation, 310 Broad Street, Utica, New York 13501.

(1)  Includes 121,801 shares subject to options, exercisable within 60 days.
(2)  Less than 1%.
(3)  Includes 33,390 shares subject to options, exercisable within 60 days.
(4) Includes 4,500 shares subject to options, exercisable within 60 days. Also includes 124,900 shares owned beneficially by the wife of Harry Cone. Mr. Cone disclaims beneficial ownership of these shares.
(5) Includes 305,502 shares subject to options, exercisable within 60 days. Also includes 42,525 shares owned beneficially by the wife of Eugene R. Corasanti. Eugene R. Corasanti disclaims beneficial ownership of these shares.
(6) Includes 32,050 shares subject to options, exercisable within 60 days. Joseph J. Corasanti is the son of Eugene R. Corasanti.
(7) Includes 4,500 shares subject to options, exercisable within 60 days. Also includes 4,875 shares owned beneficially by the wife of Bruce F. Daniels. Mr. Daniels disclaims beneficial ownership of these shares.
(8)  Consists of shares subject to options, exercisable within 60 days.
(9) Includes 7,800 shares subject to options, exercisable within 60 days. Also includes 200 shares, held as custodian for his sons, Jacob and Samual Pomilio.
(10) Includes 3,000 shares subject to options, exercisable within 60 days.
(11) Includes 52,750 shares subject to options, exercisable within 60 days.
(12) Includes 55,800 shares subject to options, exercisable within 60 days.
(13) Includes 695,378 shares subject to options, exercisable within 60 days, held by William W. Abraham, Harry Cone, Eugene R. Corasanti, Joseph J. Corasanti, Bruce F. Daniels, Joseph B. Gross, Jeffrey H. Palmer, Robert E. Remmell, Robert D. Shallish, Jr., Thomas M. Acey, William D. Matthews, Luke
     A. Pomilio, John J. Stotts and Frank R. Williams, directors and executive officers of the Company. Such 695,378 shares are equal to approximately 4.84% of the Common Stock outstanding. As of March 31, 1998, the Company's directors and officers as a group (14 persons) are the record owners of 371,475 shares, which is approximately 2.53% of the Common Stock outstanding.

(14) A Schedule 13D filed with the SEC by Bristol-Myers Squibb Company ("BMS") on January 9, 1998, indicates that BMS beneficially owns 1,000,000 shares of Common Stock by virtue of having sole voting and dispositive power over such shares pursuant to a warrant to purchase Common Stock, dated as of December 31, 1997, issued by the Company to BMS in connection with the acquisition of Linvatec Corporation ("Linvatec") by the Company on December 31, 1997.
(15) A Schedule 13G filed with the SEC by Fenimore Asset Management, Inc. on February 13, 1998, indicates that Fenimore Asset Management, Inc. beneficially owns 1,139,992 shares of Common Stock by virtue of having shared voting and dispositive power over such shares through discretionary accounts owned economically by clients.
(16) A Schedule 13G filed with the SEC by these entities on January 20, 1998, indicates that such entities beneficially own 1,080,874 shares of Common Stock by virtue of having sole voting and sole and shared dispositive power over such shares through discretionary accounts owned economically by fiduciary accounts.

               On March 31, 1998 there were 2,282 shareholders of record of the Company's Common Stock.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

               Pursuant to regulations promulgated by the Securities and Exchange Commission, the Company is required to identify, based solely on a review of reports filed under Section 16(a) of the Securities Exchange Act of 1934, and furnished to the Company pursuant to Rule 16a-3(c) thereunder, each person who, at any time during its fiscal year ended December 31, 1997, was a director, officer or beneficial owner of more than ten percent of the Company's Common Stock that failed to file on a timely basis any such reports. Based on such reports, the Company is aware of no such failure other than, with respect to Joseph J. Corasanti, a Form 4 due April 10, 1997 and a Form 5 due on February 14, 1998, for which a Form 4 was filed on April 8, 1998.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

               At the meeting, six directors are to be elected to serve on the Company's Board of Directors. The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other persons as the Board of Directors may recommend. The Company does not presently contemplate that any of the nominees will become unavailable for election for any reason. The director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company. Votes against, and votes withheld in respect of, a candidate have no legal effect.

Shareholders are not entitled to cumulative voting rights.

               The Board of Directors recommends a vote FOR this proposal.

               The Board of Directors consists of six directors. Directors hold office for terms expiring at the next annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees proposed for election at the Annual Meeting, apart from Dr. Schwartz, is presently a member of the Board of Directors and Messrs. E. Corasanti, Remmell, Daniels and
J. Corasanti have been elected by the shareholders. Mr. Matthews was elected to the Board by the Board of Directors on July 30, 1997.

               The following table sets forth certain information regarding the members of, and nominees for, the Board of Directors:

NOMINEES FOR ELECTION AT THE 1998 ANNUAL MEETING

                                                   Served As
                                                   Director             Principal Occupation or
Name                          Age                    Since              Position with the Company
----                          ---                    -----              -------------------------
Eugene R. Corasanti           67                     1970               Chairman of the Board of Directors, President and
                                                                        Chief Executive Officer of the Company
Robert E. Remmell             67                     1983               Member of Steates Remmell Steates & Dziekan
                                                                        (Attorneys) and Assistant Secretary of the Company
Bruce F. Daniels              63                     1992               Executive, retired
William D. Matthews           63                     1997               Chairman of the Board of Directors and Chief
                                                                        Executive Officer of Oneida Ltd.
Stuart J. Schwartz            61                       -                Physician, retired

Joseph J. Corasanti           34                     1994               Vice President-Legal Affairs and General Counsel
                                                                        of the Company

DIRECTORS AND EXECUTIVE OFFICERS

               EUGENE R. CORASANTI (age 67) has served as President and Chairman of the Board of the Company since its incorporation in 1970. Mr. Corasanti is also the Company's Chief Executive Officer. Prior to that time he was an independent public accountant. Mr. Corasanti holds a B.B.A. degree in Accounting from Niagara University. Eugene R. Corasanti's son, Joseph J. Corasanti, is a Director, Vice President-Legal Affairs and General Counsel of the Company.

               ROBERT E. REMMELL (age 67) has served as a Director since June 9, 1983 and as Assistant Secretary since June 1983. Mr. Remmell has been a partner since January 1961 of Steates Remmell Steates & Dziekan, Utica, New York, the Company's corporate counsel. The Company paid approximately $42,720 to Steates Remmell Steates & Dziekan for services rendered during fiscal year 1997. Mr. Remmell holds a B.A. degree from Utica College and an L.L.B. from Syracuse University School of Law.

               BRUCE F. DANIELS (age 63) has served as a Director of the Company since August 25, 1992. Mr. Daniels is a retired executive. From 1981 to 1997, Mr. Daniels held various executive positions with Chicago Pneumatic Tool Company. Mr. Daniels holds a B.S. degree in Business from Utica College.

               WILLIAM D. MATTHEWS (age 63) has served as a Director of the Company since August 11, 1997. Since 1986 he has been the Chairman of the Board and Chief Executive Officer of Oneida Ltd. Mr. Matthews holds a B.A. degree from Union College and an L.L.B. degree from Cornell University School of Law.

               STUART J. SCHWARTZ (age 61) is a retired physician. From 1969 to 1997 he was engaged in private practice as an urologist. Mr. Schwartz holds a B.A. degree from Cornell University and a M.D. degree from SUNY Upstate Medical College, Syracuse.

               JOSEPH J. CORASANTI (age 34) has served as a Director and Vice President-Legal Affairs of the Company since 1994 and as General Counsel of the Company since March 1993. Prior to that time he was an Associate Attorney with the law firm of Morgan, Wenzel & McNicholas, Los Angeles, California from 1990 to March 1993. Mr. Corasanti holds a B.A. degree in Political Science from Hobart College and a J.D. degree from Whittier College School of Law. Joseph J. Corasanti is the son of Eugene R. Corasanti, Chairman, President and Chief Executive Officer of the Company.

               WILLLAM W. ABRAHAM (age 66) joined the Company in May 1977 as General Manager. He has served as the Company's Vice President-Manufacturing and Engineering since June 1983. In November of 1989 he was named Executive Vice President and on March 24, 1993, he was named Senior Vice President of the Company. Mr. Abraham holds a B.S. degree in Industrial Management from Utica College.

               ROBERT D. SHALLISH, JR. (age 49) joined the Company as Chief Financial Officer and Vice President-Finance in December 1989 and has also served as an Assistant Secretary since March 1995. Prior to this he was employed as Controller of Genigraphics Corporation in Syracuse, New York since 1984. He was employed by Price Waterhouse LLP as a certified public accountant and senior manager from 1972 through 1984. Mr. Shallish graduated with a B.A. degree in Economics from Hamilton College and holds a Master's degree in Accounting from Syracuse University.

               THOMAS M. ACEY (age 51) has been employed by the Company since August 1980 and has served as the Company's Treasurer since August 1988 and as the Company's Secretary since January 1993. Mr. Acey holds a B.S. degree in Public Accounting from Utica College and prior to joining the Company was employed by the certified public accounting firm of Tartaglia & Benzo in Utica, New York.

               LUKE A. POMILIO (age 33) joined the Company as Controller in September 1995. Prior to his employment with the Company, Mr. Pomilio served for two years as Controller of Rome Cable Corporation, a wire and cable manufacturer. He was also employed as a certified public accountant for seven years with Price Waterhouse LLP where he served most recently as an audit manager. Mr. Pomilio graduated with a B.S. degree in Accounting and Law from Clarkson University.

               FRANK R. WILLIAMS (age 49) joined the Company in 1974 as Sales Manager and Director of Marketing and became Vice President-Marketing and Sales in June 1983. In September 1989 he became Vice President-Business Development and became Vice President-Technology Assessment in November 1995. Mr. Williams graduated with a B.A. degree from Hartwick College in 1970 as a biology major and did his graduate study in Human Anatomy at the University of Rochester College of Medicine.

               JOSEPH B. GROSS (age 39) joined the Company as Manager of Manufacturing Engineering in April 1988 and became Vice President-Operations in May 1992. Prior to his employment with the Company, Mr. Gross was employed at Oneida Ltd. Silversmiths. Mr. Gross holds a B.S. degree from the State University of New York-College of Technology and a Master's degree in Business Administration from Rensselaer Polytechnic Institute.

               JOHN J. STOTTS (age 42) joined the Company as Vice President - Marketing and Sales for Patient Care in July 1993 and became Vice President - Marketing in December 1996. Prior to his employment with the Company, Mr. Stotts served as Director of Marketing and Sales for Medtronic Andover Medical, Inc. Mr. Stotts holds a B.A. degree in Business Administration from Ohio University.

               JEFFREY H. PALMER (age 54) joined the Company as National Sales Manager in October 1988 and became Vice President-Sales in September 1989. Prior to his employment with the Company, Mr. Palmer served as Director of Sales for the Medical Products Division of AMSCO International for ten years. Mr. Palmer holds a B.A. degree from Eastern Michigan University.

               The Company's Directors are elected at each annual meeting of shareholders and serve until the next annual meeting and until their successors are duly elected and qualified. Eugene R. Corasanti's employment is subject to an employment agreement which expires December 31, 2001. The Company's other officers are appointed by the Board of Directors and hold office at the will of the Board of Directors.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

               The Company's Board of Directors has three standing committees: the Audit Committee, the Stock Option Committee and the Compensation Committee. The Company has no nominating committee.

               The Audit Committee presently consists of Messrs. Cone, Daniels and Remmell. If elected, Mr. Matthews will replace Mr. Cone on this Committee. The Audit Committee is charged with evaluating accounting and control procedures and practices of the Company and reporting on such to the Board of Directors. The Audit Committee also serves as direct liaison with the Company's independent public accountants and recommends the engagement or discharge of such auditors. The Audit Committee met two times during 1997.

               The Stock Option Committee presently consists of Messrs. Cone, Daniels and Remmell. If elected, Dr. Schwartz will replace Mr. Cone on this Committee. The Stock Option Committee administers the Company's employee stock option plans and has authority to grant options to officers and key employees, as designated by the Stock Option Committee, and to determine the terms of such options in accordance with such plan. The Stock Option Committee acted by unanimous written consent four times during 1997.

               The Compensation Committee presently consists of Messrs. Cone, Daniels and Remmell. If elected, Mr. Matthews will replace Mr. Cone on this Committee. The Compensation Committee is charged with reviewing and establishing levels of salary, bonuses, benefits and other compensation for the Company's officers. The Compensation Committee met once during 1997.

               The full Board of Directors met eight times during 1997 and voted by unanimous consent on resolutions four times during 1997. Each incumbent director attended or acted upon at least 75% of the total 1997 board meetings or unanimous consents and committee meetings or unanimous consents held or acted upon during periods that he was a member of the Board or such committees.

               Each Director was paid $1,000 for each of the eight meetings of the full Board of Directors attended and Messrs. Cone, Daniels and Remmell, as non-employee directors, were paid $1,500 for the first two fiscal quarters and $2,500 for the remaining two fiscal quarters of service on the Board of Directors. Mr. Matthews received one $2,500 payment. In addition, under the Company's Stock Option Plan for Non-Employee Directors, each non-employee director (Messrs. Cone, Daniels and Remmell in 1995, 1996 and 1997 and, if elected, Messrs. Daniels, Matthews, Remmell and Schwartz in 1998) elected, reelected or continuing as a director, receives 1,500 options with an option price equal to the fair market value of the Company's Common Stock on the business day following each annual meeting of the shareholders.

COMPENSATION OF EXECUTIVE OFFICERS

               The following information relates to all plan and non-plan compensation awarded to, earned by, or paid to (i) Eugene R. Corasanti, the Chairman of the Board of Directors, President and Chief Executive Officer of the Company (the "CEO"), and (ii) William W. Abraham, Jeffrey H. Palmer, Robert D. Shallish, Jr. and Joseph B. Gross, the Company's four most highly compensated executive officers, other than the CEO, who were serving as executive officers of the Company at December 31, 1997 (the CEO and such officers, the "Named Executive Officers").

               The following information does not reflect any compensation awarded to or earned by the Named Executive Officers subsequent to December 31, 1997, except as may otherwise be indicated. Any compensation awarded to or earned by the Named Executive Officers during 1998 will be reported in the proxy statement for the Company's 1999 Annual Meeting of Shareholders, unless such compensation has been previously reported.

Summary Compensation Table

               The following table sets forth for the Named Executive Officers for each of the last three fiscal years: (i) the name and principal position of the executive officer (column (a)); (ii) the year covered (column (b)); (iii) annual compensation (columns (c), (d) and (e)), including: (A) base salary earned during the year covered (column (c)); (B) bonus earned during the year covered (column (d)); and (C) other annual compensation not properly categorized as salary or bonus (column (e)); and (iv) long-term compensation, including the sum of the number of stock options granted (column (f)).

                                   Summary Compensation Table
                                                                                    Long-Term
                                                                                  Compensation
                                            Annual  Compensation                      Awards
                                        ----------------------------------------   -----------

        (a)                  (b)         (c)            (d)             (e)           (f)

                                                                   Other Annual
 Name and Principal         Fiscal      Salary         Bonus       Compensation     Options
   Position                  Year        ($)          ($)(1)            ($)           (#)
   --------                  ----        ---          ------            ---           ---
Eugene R. Corasanti,         1997        300,000           -         202,000(2)       1,500
 President, Chief            1996        250,523           -         165,000(2)      62,000
 Executive Officer and       1995        249,562           -         149,000(2)      20,000(3)
 Chairman of the Board

William W. Abraham,          1997        161,007      10,000               -         20,000
 Senior Vice President       1996        152,107           -               -          7,000
                             1995        139,507           -               -         19,200(3)

Jeffrey H. Palmer,           1997        144,957      10,000               -         10,000
 Vice President-Sales        1996        134,307           -               -          7,000
                             1995        118,707           -               -         17,500(3)

Robert D. Shallish, Jr.,     1997        144,957      25,000               -         20,000
 Chief Financial Officer     1996        134,307           -               -          7,000
 and Vice President-         1995        118,707           -               -         17,500(3)
 Finance

Joseph B. Gross,             1997        144,957      25,000               -         31,000
 Vice President-             1996        134,307           -               -          7,000
 Operations                  1995        118,707           -               -         17,500(3)

--------
(1) Includes cash bonuses in year earned even if paid after the fiscal year end.
(2) Amounts represent deferred compensation and accrued interest for Mr. Corasanti. See the discussion of Mr. Corasanti's employment agreement, below.
(3) Adjusted to give effect to the Company's three-for-two stock split in the form of a stock dividend paid on November 30, 1995.

               Eugene R. Corasanti has a five-year employment agreement (the "Employment Agreement") with the Company, extending through December 31, 2001. The Employment Agreement provides for Mr. Corasanti to serve as president and chief executive officer of the Company for five years at an annual salary, not less than $300,000, as determined by the Board of Directors. Mr. Corasanti also receives deferred compensation of $100,000 per year with interest at 10% per annum, payable in 120 equal monthly installments upon his retirement or to his beneficiaries at death, and is entitled to participate in the Company's employee stock option plan and pension and other employee benefit plans and such bonus or other compensatory arrangements as may be determined by the Board of Directors. In the event that the Board of Directors should fail to reelect Mr. Corasanti as president and chief executive officer or should terminate his employment for reasons other than just cause, Mr. Corasanti will become entitled to receive the greater of three years' base annual salary or the balance of his base annual salary plus the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. Corasanti during the three years prior to such termination for the five-term employment term, and shall continue to receive other employment benefits, for the greater of three years or the balance of the Employment Agreement's five-year term. In the event of Mr. Corasanti's death or disability, Mr. Corasanti or his estate or beneficiaries will be entitled to receive 100% of his base annual salary and other employment benefits (other than deferred compensation) for the balance of the Employment Agreement's term. If, during the term of Mr. Corasanti's employment under the Employment Agreement and within two years after a Change in Control, his employment with the Company is terminated by the Company, other than for Cause or by him for Good Reason (as such capitalized terms are defined in the Employment Agreement), Mr. Corasanti will be entitled to receive (a) a lump sum payment equal to three times the sum of (i) his base salary on the date of such termination or his base salary in effect immediately prior to the Change in Control, whichever is higher, plus
(ii) the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. Corasanti during the three years prior to such termination; (b) continued coverage under the benefit plans in which he participates for a period of two years from the date of such early termination;
(c) a lump sum payment equal to the aggregate amount credited to his deferred compensation account; and (d) awards for the calendar year of such termination under incentive plans maintained by the Company as though any performance or objective criteria used in determining such awards were satisfied.

               The Company is paying the premiums on three split-dollar life insurance policies for Eugene R. Corasanti as described under "Certain Relationships and Related Transactions." In 1997, premiums on these policies paid by the Company aggregated approximately $49,000. As described more fully under "Certain Relationships and Related Transactions," the Company entered into a directors and officers insurance policy covering the period from January 31, 1998 through January 31, 1999, which covers all directors and officers of the Company and its subsidiaries.

STOCK OPTION PLANS

The 1992 Plan

               In April 1992, the shareholders approved the CONMED Corporation 1992 Stock Option Plan (as amended and approved by the shareholders on May 21, 1996, the "1992 Plan"). Under the 1992 Plan, in the discretion of the Stock Option Committee of the Board of Directors (the "Committee"), options may be granted to officers and key employees of the Company and its subsidiaries for the purchase of shares of Common Stock. The Committee presently consists of Messrs. Cone, Daniels and Remmell. If elected, Dr. Schwartz will replace Mr. Cone on this Committee.

               Options may be granted which are (i) incentive stock options within the meaning of Internal Revenue Code Section 422 or (ii) options other than incentive stock options (i.e., non-qualified options). A total of 2,000,000 shares of Common Stock (subject to adjustment for stock splits and other changes in the Company's capital structure) are reserved against the exercise of options to be granted under the 1992 Plan. Shares reserved under an option which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the 1992 Plan. Options relating to 1,246,124 shares of Common Stock have been granted and not terminated under the 1992 Plan, of which options relating to 744,352 shares of Common Stock are still exercisable.
Options relating to 753,876 shares of Common Stock remain available to be granted.

The 1983 Plan

               In June 1983, the shareholders of the Company approved an employee stock option plan (the "1983 Plan"), which was subsequently amended and approved by the shareholders on June 30, 1987 and April 10, 1992. Options may be granted which are (i) incentive stock options within the meaning of Internal Revenue Code Section 422 or (ii) options other than incentive stock options (i.e., non-qualified options). Pursuant to the 1983 Plan, officers and key employees of the Company were eligible for grants of stock options at the fair market value of the Company's Common Stock on the date of grant, exercisable commencing one year after grant. The 1983 Plan is administered by the Committee.

               No additional options may be granted under the 1983 Plan. Options relating to 1,008,197 shares of Common Stock were granted under the 1983 Plan, of which options for 116,966 shares of Common Stock are still exercisable.

Stock Option Plan for Non-Employee Directors

               In May 1995, the shareholders of the Company approved the Stock Option Plan For Non-Employee Directors of CONMED Corporation (the "Non-Employee Directors Plan"). All members of the Company's Board of Directors who are not current or former employees of the Company or any of its subsidiaries ("NonEmployee Directors") are eligible to participate in the Non-Employee Directors Plan. Under the NonEmployee Directors Plan, each Non-Employee Director (Messrs. Cone, Daniels and Remmell in 1995, 1996 and 1997 and if elected, Messrs. Daniels, Matthews, Remmell and Dr. Schwartz in 1998) elected, reelected or continuing as a director receives 1,500 options (which are non-qualified stock options under the Internal Revenue Code of 1986) with an option price equal to the fair market value of the Company's Common Stock on the business day following each annual meeting of the shareholders.

               A total of 75,000 shares of Common Stock (subject to adjustment for stock splits and other changes in the Company's capital structure) are reserved against the exercise of options to be granted under the Non-Employee Directors Plan, of which options for 13,500 shares of Common Stock have been granted and options for 12,000 shares are still exercisable. Shares issuable under the Non-Employee Directors Plan may be authorized but unissued shares or treasury shares. Shares reserved under an option which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the Non-Employee Directors Plan.

Option Grants Table

               The following table sets forth, with respect to grants of stock options made during 1997 to each of the Named Executive Officers: (i) the name of the executive officer (column (a)); (ii) the number of options granted (column (b)); (iii) the percent the grant represents of the total options granted to all employees during 1997; (iv) the per share exercise price of the options granted (column (d)); (v) the expiration date of the options (column
(e)); and (vi) the potential realizable value of each grant, assuming the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at a rate of (A) 5% per annum (column (f)) and (B) 10% per annum (column (g)).

                                                        Option Grants in 1997

                                                                                                 Potential Realizable Value
                                                                                                  at Assumed Annual Rates
                                                                                                       of Stock Price
                                                                                                      Appreciation for
                                                      Individual Grants                                  Option Term
                            ----------------------------------------------------------------   ----------------------------
    (a)                       (b)               (c)              (d)             (e)              (f)           (g)

                                            % of Total
                            Options       Options Granted    Exercise or
                            Granted       to Employees in    Base Price      Expiration
  Name                        (#)              1997            ($/Sh)           Date             5% ($)        10% ($)
  ----                       -----            ------          --------         ------            ------        -------

Eugene R. Corasanti           1,500            1.01            15.94           5/20/07          15,037         38,106
William W. Abraham           20,000           13.51            25.13          12/11/07         316,082        801,015
Jeffrey H. Palmer            10,000            6.76            25.13          12/11/07         158,014        400,508
Robert D. Shallish, Jr.      20,000           13.51            25.13          12/11/07         316,082        801,015
Joseph B. Gross              10,000            6.76            19.00           2/14/07         119,490        302,811
Joseph B. Gross              20,000           13.51            25.13          12/11/07         316,082        801,015
Joseph B. Gross               1,000            0.66            15.94           5/20/07          10,023         25,400

Aggregated Option Exercises and Year-End Option Value Table

               The following table sets forth, with respect to each exercise of stock options during 1997 by each of the Named Executive Officers and the year-end value of unexercised options on an aggregated basis: (i) the name of the executive officer (column (a)); (ii) the number of shares received upon exercise, or, if no shares were received, the number of securities with respect to which the options were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise (column (c)); (iv) the total number of unexercised options held at December 31, 1997, separately identifying the exercisable and unexercisable options (column (d)); and (v) the aggregate dollar value of in-the-money, unexercised options held at December 31, 1997, separately identifying the exercisable and unexercisable options (column (e)). The Company's stock option plans do not provide for stock appreciation rights.

                                                 Aggregated Option Exercises in 1997 and
                                                     December 31, 1997 Option Values

   (a)                           (b)                  (c)                   (d)                       (e)
                                                                                              Value of Unexercised In-
                                                                    Number of Unexercised       the-Money Options at
                                                                   Options at 12/31/97 (#)         12/31/97 ($)(1)
                                                                   --------------------------------------------------
                                Shares
                               Acquired              Value              Exercisable/               Exercisable/
  Name                     on Exercise (#)        Realized ($)          Unexercisable              Unexercisable
  ----                     ---------------        ------------           ------------              -------------
Eugene R. Corasanti                 --                   --             304,002/1,500             3,854,033/15,469
William W. Abraham                 400                   --             120,301/26,751            1,923,760/130,828
Jeffrey H. Palmer               14,600              284,263              30,385/21,466              306,999/116,987
Robert D. Shallish, Jr.            500                   --              50,250/31,450              701,262/127,987
Joseph B. Gross                 17,350              424,432              11,000/42,450               12,500/210,800

---------------
(1)  Assumes $26.25 per share fair market value on December 31, 1997.

Pension Plans

               The Company maintains a broadly based defined benefit pension plan (the "Pension Plan") for all employees. The Pension Plan entitles a participant to a normal monthly retirement benefit equal to 1 1/2% of the participant's average monthly earnings over the period of employment times years of service. Eugene R. Corasanti's deferred compensation is not included in the calculation of his retirement benefits. Benefits are fully vested after five years of service, starting from date of hire. Upon reaching normal retirement age, generally age 65 with five years of credited service, participants are entitled to receive vested benefits under the Pension Plan either in the form of a lump sum payment or a monthly retirement benefit.

               The Pension Plan represents a "fresh start" as of January 1, 1989, replacing the three pension plans formerly in place. The three former plans have been merged into the Pension Plan, which is the former broadly based plan with the benefit formula increased from 1/2% of pay to 1 1/2% of pay. Benefits accrued by participants under the former plans became fully vested as of December 31, 1988 and are paid, when due, from this "fresh start" Pension Plan. Benefits accrued under the former plans are payable from the Pension

Plan in addition to the benefits to be received under the Pension Plan. During 1995, Mr. Eugene R. Corasanti reached normal retirement age under the Pension Plan and elected to receive a lump sum payment of the actuarial equivalent value of his accrued benefits as of October 31, 1995. During 1996, Mr. William W. Abraham reached normal retirement age under the Pension Plan and elected to receive a lump sum payment of the actuarial equivalent value of his accrued benefits, as of October 31, 1996.

               As of December 31, 1997, Messrs. Corasanti, Abraham, Palmer, Shallish and Gross had two, one, nine, eight and ten years of credited service, respectively. The following table presents information concerning the annual pension payable under the Pension Plan based upon various assumed levels of annual compensation and years of service.

               As of December 31, 1997, the Company acquired Linvatec from BMS. In connection with the acquisition, the Company will establish a defined Benefit Retirement Plan (the "Plan") effective January 1, 1998 which will provide the same level of benefits to the Linvatec employees as the BMS plan provided prior to the acquisition. Assets equal to the present value of the accrued benefits of the Linvatec employees will be transferred from the BMS plan to the new Plan once those figures are available. Participants will therefore continue under the new plan as if nothing had changed.

               The Plan will provide coverage to all employees of the Linvatec group who have attained the age of 18. The Plan provides for benefits payable to eligible participants in an amount equal to approximately 2% of five year average earnings less 1/70 of the estimated primary insurance amount multiplied by the years of service rendered not to exceed 40 years. Benefits are fully vested after the participant completes 5 years of service. Upon reaching normal retirement age, generally age 65, participants are entitled to receive vested benefits under the Plan in the form of an annuity payable for life, or in some other actuarial equivalent option.

                                      CONMED Pension Plan

                                       Years of Service
  Average
    Pay                  15              20              25              30             35
   -----                ----            ----            ----            ----            --
  $125,000            $28,125         $37,500         $46,875         $56,250         $65,625
  $150,000             33,750          45,000          56,250          67,500          78,750
  $175,000(1)          36,000          48,000          60,000          72,000          84,000
  $200,000(1)          36,000          48,000          60,000          72,000          84,000
  $225,000(1)          36,000          48,000          60,000          72,000          84,000
  $250,000(1)          36,000          48,000          60,000          72,000          84,000
  $300,000(1)          36,000          48,000          60,000          72,000          84,000
  $400,000(1)          36,000          48,000          60,000          72,000          84,000
  $450,000(1)          36,000          48,000          60,000          72,000          84,000
  $500,000(1)          36,000          48,000          60,000          72,000          84,000

------------
(1) 1997 statutory limits are $125,000 for straight life annuity benefit payable at age 65 and $160,000 for annual compensation taken into account in determining average pay.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

               The Company's  Board of  Directors,  pursuant to the terms of the
Employment Agreement, establishes the annual salary of Eugene R. Corasanti. The Compensation Committee establishes the compensation plans and specific compensation levels for the Company's other officers. The Stock Option Committee administers the Company's stock option plans. The Compensation Committee and the Stock Option Committee are presently composed of Robert E. Remmell, Harry Cone and Bruce F. Daniels.

               The Board of Directors  believes that the  compensation of Eugene
R. Corasanti, the Company's President and Chairman ("CEO"), should be heavily influenced by company performance, long-term growth and strategic positioning. Therefore, although there is necessarily some subjectivity in setting the CEO's salary, major elements of the compensation package are directly tied to company performance, long-term growth and strategic positioning. This philosophy is reflected in Mr. Corasanti's current five-year employment contract, which provides for a base annual salary of $300,000 and permits the Board of Directors to determine a higher salary in their discretion.

               In 1993, while the Company consummated the $21.8 million acquisition of certain assets and the business of Medtronic Andover Medical, Inc. from Medtronic Inc., the Company incurred a net loss of $1.4 million, primarily as a result of a $5.0 million charge relating to patent infringement litigation. In 1994, the Company returned to profitability, recording net income of $5.4 million, or $0.60 per basic share. In 1995, the Company acquired Birtcher Medical Systems, Inc. (in a $21.2 million stock-for-stock exchange) and the business and substantially all of the assets of The Master Medical Corporation (in a $10.0 million purchase transaction) and recorded net income of $10.9 million, or $1.03 per basic share. In 1996, the Company acquired the business and substantially all of the assets of New Dimensions In Medicine, Inc. in a $34.9 million purchase transaction and continued to increase the level of net income to $16.3 million, or $1.16 per basic share.

               In the light of the foregoing matters, on November 4, 1996, the Board of Directors approved Mr. Corasanti's current employment agreement, for employment from January 1, 1997 through December 31, 2001.

               The  Compensation  Committee  has adopted  similar  policies with respect to compensation of the other executive officers of the Company. The Company's performance, long-term growth and strategic positioning and the individual's past performance and future potential are considered in establishing the base salaries of executive officers. The policy regarding other elements of the compensation package for executive officers is similar to the CEO's in that the package is tied to achievement of performance targets. As discussed below, in 1997, the Company granted each of the Company's executive officers, including Eugene R. Corasanti, stock options.

               In 1997, the Company continued to integrate its completed acquisitions, recording record revenues of $138.2 million. The Company also completed two additional acquisitions to nearly triple the Company's size -- the acquisition of a surgical suction instrument and tubing product line from the Davol subsidiary of C.R. Bard, Inc. for a cash purchase price of $24 million and the acquisition of Linvatec and certain related assets from BMS for a cash purchase price of $370 million (plus the assumption of net liabilities totalling approximately $16.6 million) and the issuance of a warrant to purchase one million shares of the Company's Common Stock at a warrant exercise price of $34.23. For 1997, excluding unusual charges related to the acquisition of Linvatec and the closure of the Company's Dayton, Ohio manufacturing facility, the Company had net income of $16.984 million, or $1.13 per basic share. The Company's stock price has increased from $7.22 on December 31, 1992 to $26.25 on December 31, 1997.

               Stock options are granted to the Company's executive officers, including Eugene R. Corasanti, primarily based on the executive's ability to influence the Company's long-term growth and profitability. The number of options granted is determined by using the same subjective criteria. All options are granted at the current market price. Since the value of an option bears a direct relationship to the Company's stock price it is an effective incentive for managers to create value for stockholders. The Committee therefore views stock options as an important component of its long-term, performance-based compensation philosophy. The Committee granted 1,500 stock options to Eugene R. Corasanti in 1997. In 1997, the Committee granted 135,000 options to executive officers.

               The Board of Directors has not yet adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Board of Directors does not anticipate that the compensation of any executive officer during 1998 will exceed the limits for deductibility. In determining a policy for future periods, the Board of Directors would expect to consider all relevant factors, including the Company's tax position and the materiality of the amounts likely to be involved.

Board of Directors                    Compensation Committee     Stock Option Committee
------------------                    ----------------------     ----------------------
Eugene R. Corasanti, Chairman         Harry Cone                 Harry Cone
Harry Cone                            Robert E. Remmell          Robert E. Remmell
Robert E. Remmell                     Bruce F. Daniels           Bruce F. Daniels
Bruce F. Daniels
Joseph J. Corasanti
William D. Matthews

BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION

               The Company's Board of Directors, which is presently composed of Eugene R. Corasanti, Harry Cone, Robert E. Remmell, Bruce F. Daniels, Joseph J. Corasanti and William D. Matthews, establishes the compensation plans and specific compensation levels for Eugene R. Corasanti directly (with Mr. Corasanti abstaining) and for other executive officers through the Compensation Committee, and administers the Company's stock option plans through the Stock Option Committee. As disclosed above, Eugene R. Corasanti, the Chairman of the Board of Directors, is the President and Chief Executive Officer of the Company and also serves as an officer of the Company's subsidiaries. Joseph J. Corasanti, a director of the Company, is the Vice President-Legal Affairs and General Counsel of the Company and is the son of Eugene R. Corasanti.

               The Company pays all premiums on three split-dollar life insurance policies totaling $3,175,000 for the benefit of Eugene R. Corasanti. Premiums paid or accrued by the Company in the fiscal year ended December 31, 1997 were approximately $49,000. Of such premiums, an aggregate of approximately $2,800 has been reflected as compensation to Mr. Corasanti. The remaining amount of $46,200 is being treated by the Company as a loan to Mr. Corasanti. At December 31, 1997, the aggregate amount due the Company from Mr. Corasanti related to these split-dollar life insurance policies is $448,800. This amount (and subsequent loans for future premiums) will be repaid to the Company on Mr. Corasanti's death and the balance of the policy will be paid to Mr. Corasanti's estate or beneficiaries.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

               As discussed above under "Board of Directors Interlocks and Insider Participation," the Company pays all premiums on three split-dollar life insurance policies totaling $3,175,000 for the benefit of Eugene R. Corasanti. Premiums paid or accrued by the Company in the fiscal year ended December 31, 1997 were approximately $49,000. Of such premiums, an aggregate of approximately $2,800 has been reflected as compensation to Mr. Corasanti. The remaining amount of $46,200 is being treated by the Company as a loan to Mr. Corasanti. At December 31, 1997, the aggregate amount due the Company from Mr. Corasanti related to these split-dollar life insurance policies is $448,800. This amount (and subsequent loans for future premiums) will be repaid to the Company on Mr. Corasanti's death and the balance of the policy will be paid to Mr. Corasanti's estate or beneficiaries.

               The Company has entered into a directors and officers insurance policy covering the period from January 31, 1998 through January 31, 1999 at a total cost of $140,000, which covers directors and officers of the Company and its subsidiaries.

               All transactions with officers, directors and affiliates of the Company have been on terms that the Company believes were no less favorable to the Company than those that could be obtained from an unaffiliated third party or negotiated in good faith on an arm's-length basis.

               Robert E. Remmell, Assistant Secretary, director and shareholder of the Company, is a partner of Steates Remmell Steates & Dziekan, the Company's corporate counsel. The Company paid approximately $42,720 to Steates Remmell Steates & Dziekan in 1997.

PERFORMANCE GRAPH

               The graph below compares the yearly percentage change in the Company's Common Stock with the cumulative total return of the Center for Research for Stock Performance ("CRSP") Total Return Index for the NASDAQ Stock Market and the cumulative total return of the Standard & Poor's Medical Products and Supplies Industry Group Index. In each case, the cumulative total return assumes reinvestment of dividends into the same class of equity securities at the frequency with which dividends are paid on such securities during the applicable fiscal year.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
         AMONG CONMED CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX

           AND THE S&P HEALTH CARE (MEDICAL PRODUCTS & SUPPLIES) INDEX


                 [GRAPHIC-GRAPH PLOTTED TO POINTS LISTED BELOW]


                                          Cumulative Total Return

                             12/92    12/93    12/94    12/95    12/96    12/97
                             -----    -----    -----    -----    -----    -----

CONMED CORPORATION            100       65      183      346      284      363

NASDAQ STOCK MARKET-US        100      115      112      159      195      240

S & P HEALTH CARE             100       76       90      153      175      219
(MEDICAL PRODUCTS &
SUPPLIES)











*     $100 INVESTED ON 12/31/92 IN STOCK OR INDEX.
      INCLUDING REINVESTMENT OF DIVIDENDS.
      FISCAL YEAR ENDING DECEMBER 31.

                  PROPOSAL TWO: INDEPENDENT PUBLIC ACCOUNTANTS

               The independent accountants for the Company have been Price Waterhouse LLP since 1982. The Audit Committee recommended to the Board of Directors that Price Waterhouse LLP be nominated as independent accountants for 1998, and the Board has approved the recommendation.

               Unless otherwise specified, shares represented by proxies will be voted for the appointment of Price Waterhouse LLP as independent accountants for 1998. Representatives of Price Waterhouse LLP are expected to be present at the meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

               The Board of Directors recommends a vote FOR this proposal.

                                 OTHER BUSINESS

               Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

               Any shareholder desiring to present a proposal to the shareholders at the 1999 Annual Meeting, which currently is expected to be scheduled on or about May 18, 1999, and who desires that such proposal be included in the Company's proxy statement and proxy card relating to that meeting, must transmit such to the Company so that it is received by the Company at its principal executive offices on or before December 11, 1998. All such proposals should be in compliance with applicable SEC regulations. In addition, shareholders wishing to propose matters for consideration at the 1999 Annual Meeting or to propose nominees for election as directors at the 1999 Annual
Meeting must follow specified advance notice procedures contained in the Company's By-laws, a copy of which is available on request to the Secretary of the Company, c/o CONMED Corporation, 310 Broad Street, Utica, New York 13501.

                                             By Order of the Board of Directors,

                                             /s/Thomas M. Acey
                                             -----------------
                                             Thomas M. Acey

                                             Secretary

April 17, 1998

                                 REVOCABLE PROXY
                               CONMED CORPORATION

 [ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 19, 1998

                       THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

  The undersigned hereby appoints Eugene R. Corasanti and Robert E. Remmell, and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of CONMED Corporation (the "Company") held of record by the undersigned on March 31, 1998, at the Annual Meeting of Shareholders to be held May 19, 1998, and at any adjournment thereof.

(1) Election of directors

                [   ] FOR      [   ] WITHHOLD      [   ] FOR ALL EXCEPT


NOMINEES: Eugene R. Corasanti, Robert E. Remmell,
          Bruce F. Daniels, William D. Matthews,
          Stuart J. Schwartz and Joseph J. Corasanti.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------




(2) Appointment of Price Waterhouse LLP as Independent Accountants of the Company for the fiscal year 1998.

                [   ] FOR      [   ] AGAINST      [   ] ABSTAIN


(3) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.


   All as more  particularly  described in the Company's Proxy Statement,  dated
April  17,  1998,  relating  to  such  meeting,   receipt  of  which  is  hereby
acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE ABOVE SIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEMS (1) and (2), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

          Please be sure to sign and date this Proxy in the box below.


                  _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above


    Detach above card, sign, date and mail in postage paid envelope provided.

                               CONMED CORPORATION

                    310 Broad Street -- Utica, New York 13501

  Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.

                               PLEASE ACT PROMPTLY

                  MARK, SIGN, DATE & MAIL YOUR PROXY CARD TODAY